                         SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                                     SCHEDULE 13G
                      Under the Securities Exchange Act of 1934
                                 (AMENDMENT NO. __)*
                                            --

                    THE PUBLISHING COMPANY OF NORTH AMERICA, INC.
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                                   (Name of Issuer)

                                     COMMON STOCK
          ------------------------------------------------------------------
                            (Title of Class of Securities)

                                     744654-10-4
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                                    (CUSIP Number)

    *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


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1)  Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
    Persons
     MARK I. GOLDEN, N.A.
    -------------------------------------------------------------------------
     LEE GOLDEN, N.A.
    -------------------------------------------------------------------------

2)  Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)
         --------------------------
    (b)     X
         --------------------------

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    3)   SEC Use Only
                     ---------------------------------------------------------
4)  Citizenship or Place of Organization     U.S.A.
                                        --------------------------------------

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Number of          (5)  Sole Voting Power  100,000 - LEE GOLDEN(1)
                                          -------------------------
Shares Bene-
              ----------------------------------------------------------------
ficially      (6)  Shared Voting Power    336,000(1,2)
                                      ----------------------------------------
Owned by
              ----------------------------------------------------------------
Each Report-  (7)  Sole Dispositive Power    100,000 - LEE GOLDEN(1)
                                         -------------------------------------
ing Person
              ----------------------------------------------------------------
With               (8)  Shared Dispositive Power     336,000(1,2)
                                           -----------------------------------
              9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                    336,000(1) - MARK GOLDEN
                                                 -----------------------------
                                                    436,000(1) - LEE GOLDEN
                                                 -----------------------------

    10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)       X*
                      --------------------------------------------------------

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    11)  Percent of Class Represented by Amount in Row 9 8.1%  -  MARK GOLDEN
                                                        ----------------------
                                                        10.6%  -  LEE GOLDEN
                                                        ----------------------

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    12)  Type of Reporting Person (See Instructions)         IN
                                                    --------------------------

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1   Excludes 10,000 shares of Common Stock owned by Dr. and Mrs. Golden's son as to which they disclaim beneficial ownership.
2   Owned by tenants by the entireties.

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                                      ITEM 1(A)
Name of Issuer:  THE PUBLISHING COMPANY OF NORTH AMERICA, INC.
              ----------------------------------------------------------------

                                      ITEM 1(B)
Address of Issuer's Principal Executive Offices:   186 N. INDUSTRIAL DRIVE
                                                 -----------------------------
                                                   LAKE HELEN, FL  32744-0280
                                                 -----------------------------

                                      ITEM 2(A)
Name of Person Filing:  MARK I. GOLDEN
                     ---------------------------------------------------------

                                      ITEM 2(B)
Address of Principal Business Office or, if none, Residence: 1110 S.W. IVANHOE
                                                           -------------------
 BLVD., #UNIT 20
----------------
                                                        ORLANDO, FL  32804
                                                      ------------------------

                                      ITEM 2(C)
Citizenship:      U.S.A.
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                                      ITEM 2(D)

Title of Class of Securities:       COMMON STOCK
                            --------------------------------------------------

                                      ITEM 2(E)
CUSIP Number:       744654-10-4
            ------------------------------------------------------------------

                                        ITEM 3
NOT APPLICABLE
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                                        ITEM 4
Ownership.
    If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

    (a)  Amount Beneficially Owned:
            336,000(1,2)
         ---------------------------------------------------------------------
    (b)  Percent of Class:
            8.1%
         ---------------------------------------------------------------------
    (c)  Number of shares to which such person has:

         (i)     sole power to vote or to direct the vote:    -0-
                                                         --------------------
         (ii)    shared power to vote or to direct the vote:   336,000(1,2)
                                                           ------------------
         (iii)   sole power to dispose or to direct the disposition of:  -0-
                                                                       ------
          (iv)   shared power to dispose or to direct the disposition
                                                      of:  336,000(1,2)
                                                         -------------------
1 Excludes 10,000 shares of Common Stock owned by Dr. and Mrs. Golden's son as to which they disclaim beneficial ownership

2   Owned as Tenants by the Entireties

                                          1
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                                        ITEM 5

Ownership of Five Percent or Less of a Class.

*If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                                        ITEM 6

Ownership of More than Five Percent on Behalf of Another Person.

NOT APPLICABLE
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                                        ITEM 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

NOT APPLICABLE
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                                        ITEM 8
Identification and Classification of Members of the Group.

NOT APPLICABLE
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                                        ITEM 9
Notice of Dissolution of Group.

NOT APPLICABLE
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                                       ITEM 10
Certification.


    By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature.

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
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Date:  February   13 , 1997
                ----

 /s/ Mark I. Golden
------------------------------
Signature


  MARK I. GOLDEN
------------------------------
Name/Title

                                      ITEM 1(A)
Name of Issuer:  THE PUBLISHING COMPANY OF NORTH AMERICA, INC.
              ----------------------------------------------------------

                                      ITEM 1(B)
Address of Issuer's Principal Executive Offices:    186 N. INDUSTRIAL DRIVE
                                                 ----------------------------
                                                    LAKE HELEN, FL  32744-0280
                                                 -----------------------------
                                      ITEM 2(A)
Name of Person Filing:  LEE GOLDEN
                     ---------------------------------------------------------
                                      ITEM 2(B)
Address of Principal Business Office or, if none, Residence:      1110 S.W.
                                                                -----------
                                                 IVANHOE BLVD., #UNIT 20
                                                 --------------------------
                                                   ORLANDO, FL  32804
                                                 --------------------------

                                      ITEM 2(C)
Citizenship:      U.S.A.
           -------------------------------------------------------------------

                                      ITEM 2(D)
Title of Class of Securities:       COMMON STOCK
                            ------------------------------------------------

                                      ITEM 2(E)
CUSIP Number:       744654-10-4
            ------------------------------------------------------------------
                                        ITEM 3
NOT APPLICABLE
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                                        ITEM 4
Ownership.
    If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

    (a)  Amount Beneficially Owned:
            436,000(1,2)
         -------------------------------------------------------------------
    (b)  Percent of Class:
            10.6%
         -------------------------------------------------------------------
    (c)  Number of shares to which such person has:

          (i)    sole power to vote or to direct the vote:       -0-
                                                           ---------------
          (ii)   shared power to vote or to direct the vote:   436,000(1,2)
                                                           ----------------
          (iii)  sole power to dispose or to direct the disposition of:  -0-
                                                                       ------
          (iv)   shared power to dispose or to direct the disposition of:
                                                             436,000(1,2)
                                                           --------------

    1 Excludes 10,000 shares of Common Stock owned by Dr. and Mrs. Golden's son as to which they disclaim beneficial ownership

    2    Owned as Tenants by the Entireties

                                        ITEM 5

Ownership of Five Percent or Less of a Class.

*If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                                        ITEM 6

Ownership of More than Five Percent on Behalf of Another Person.

NOT APPLICABLE
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                                        ITEM 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

NOT APPLICABLE
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                                        ITEM 8

Identification and Classification of Members of the Group.

NOT APPLICABLE
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                                        ITEM 9

Notice of Dissolution of Group.

NOT APPLICABLE

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                                       ITEM 10
Certification.

    By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature.

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
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Date:  February   13 , 1997
                ----

/s/ Lee Golden
--------------------
Signature


Lee Golden
--------------------
Name/Title

                                          2